Exhibit 99.01

OGE Energy Corp. reports third quarter results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.92 per diluted share for the three months ended September 30, 2016 compared to $0.55 per diluted share for the third quarter of 2015.

OG&E, a regulated electric utility, contributed earnings of $0.80 per share in the third quarter, compared with earnings of $0.82 per share in the third quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed earnings of $0.11 compared to a loss of $0.26 per share in the year-ago quarter. The holding company posted earnings of $0.01 per share compared with a loss of $0.01 in 2015.

“Both OG&E and Enable performed well in the third quarter and are on plan for the year” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “Our focus remains on executing and completing projects in the best interests of our customers in a safe and cost efficient manner.”

Discussion of Third Quarter 2016

OGE Energy's net income was $184 million in the third quarter, compared to $111 million in the year-ago quarter.

OG&E's net income was $160 million compared to $163 million in the year-ago quarter. The primary drivers for the decrease in net income were higher operating and income tax expenses. These increased expenses were partially offset by higher gross margins as a result of more favorable weather compared to the third quarter of 2015, though milder than normal.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $23 million for the third quarter of 2016 compared to a loss of $50 million for the same period in 2015. The results for the third quarter of 2015 include a pretax charge of approximately $108 million to write off OGE’s portion of Enable’s goodwill impairment. Other factors contributing to the increased net income this quarter were lower O&M, partially offset by lower gross margin. Enable Midstream issued cash distributions to OGE of approximately $35 million in both the third quarters of 2016 and 2015.

2016 Earnings Outlook
The 2016 outlook is unchanged with OG&E projected to earn $1.44 to $1.50 per average diluted share. The OG&E guidance assumes a final Oklahoma rate order being included in 2016 results. OGE Energy consolidated earnings guidance for 2016 is $1.72 to $1.83 per average diluted share. More information regarding the Company’s 2016 earnings guidance is contained in the Company's 2015 Form 10-K and Form 10-Q for the quarter ended September 30, 2016 as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, November 3, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 832,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	Three Months Ended
	September 30,
(Dollars in Millions)	2016	2015
Operating revenues	$743.9	$719.8
Cost of sales	269.8	259.8
Gross Margin	$474.1	$460.0

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; the effect of retroactive repricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2015.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions except per share data)	2016	2015	2016	2015
OPERATING REVENUES	$743.9	$719.8	$1,728.4	$1,749.8
COST OF SALES	269.8	259.8	645.4	682.3
OPERATING EXPENSES
Other operation and maintenance	113.1	109.4	354.6	334.3
Depreciation and amortization	82.2	77.9	240.8	230.0
Taxes other than income	21.5	21.9	66.5	68.8
Total operating expenses	216.8	209.2	661.9	633.1
OPERATING INCOME	257.3	250.8	421.1	434.4
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	34.5	(71.9)	79.5	(12.0)
Allowance for equity funds used during construction	3.9	2.2	9.2	5.4
Other income	5.7	8.9	18.9	19.4
Other expense	(3.3)	(5.3)	(10.8)	(8.5)
Net other income (expense)	40.8	(66.1)	96.8	4.3
INTEREST EXPENSE
Interest on long-term debt	35.8	37.0	107.3	110.9
Allowance for borrowed funds used during construction	(2.0)	(1.1)	(4.7)	(2.7)
Interest on short-term debt and other interest charges	1.6	1.1	5.1	4.2
Interest expense	35.4	37.0	107.7	112.4
INCOME BEFORE TAXES	262.7	147.7	410.2	326.3
INCOME TAX EXPENSE	79.1	36.5	129.9	84.4
NET INCOME	$183.6	$111.2	$280.3	$241.9
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.7	199.7	199.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.9	199.7	199.8	199.6
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.92	$0.55	$1.40	$1.21
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.92	$0.55	$1.40	$1.21
DIVIDENDS DECLARED PER COMMON SHARE	$0.30250	$0.27500	$0.85250	$0.77500

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2016	2015	2016	2015
Operating revenues by classification
Residential	$351.9	$318.1	$750.0	$726.7
Commercial	188.4	176.5	434.2	423.0
Industrial	60.4	59.2	147.4	150.2
Oilfield	47.3	49.1	118.4	128.2
Public authorities and street light	66.8	63.4	154.4	154.1
Sales for resale	—	0.9	0.2	21.7
System sales revenues	714.8	667.2	1,604.6	1,603.9
Provision for rate refund	(21.0)	—	(21.0)	—
Integrated market	13.2	13.5	33.0	34.8
Other	36.9	39.1	111.8	111.1
Total operating revenues	$743.9	$719.8	$1,728.4	$1,749.8
MWH sales by classification (In millions)
Residential	3.2	3.1	7.3	7.4
Commercial	2.1	2.1	5.7	5.7
Industrial	1.0	1.0	2.8	2.8
Oilfield	0.8	0.8	2.4	2.5
Public authorities and street light	0.9	0.9	2.4	2.4
Sales for resale	—	—	—	0.5
System sales	8.0	7.9	20.6	21.3
Integrated market	0.7	0.4	1.5	1.1
Total sales	8.7	8.3	22.1	22.4
Number of customers	832,234	821,596	832,234	821,596
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.688	2.668	2.366	2.666
Coal	2.222	2.209	2.251	2.170
Total fuel	2.337	2.300	2.175	2.245
Total fuel and purchased power	2.984	2.973	2.796	2.925
Degree days (A)
Heating - Actual	3	—	1,714	1,984
Heating - Normal	19	19	2,020	2,020
Cooling - Actual	1,450	1,372	2,082	1,993
Cooling - Normal	1,380	1,380	2,018	2,018